Exhibit 6.2

SOFTWARE AS A SERVICE (SAAS) AGREEMENT

Customer:	Brain Scientific Inc.	Contact:	Baruch (Boris) Goldstein
Address:	125 Wilbur Place, Suite 170 Bohemia, NY 11716	Phone:	64638837388
		E-Mail:	bgoldstein@memorymd.com

Services: Creation of a deal portal hosted by www.dealmaker.tech, and related and related services (as further described in Schedule A, the “Service(s)”).

Subscription Term: From the Commencement Date (as defined herein) until termination.

Services Fees: Set forth herein	Fees payable in USD unless otherwise specified.
Implementation: DealMaker will provide Customer the Services and Customer shall pay DealMaker the fees set forth in Schedule A in accordance with the terms herein.

This SaaS Services Agreement (“Agreement”) is entered into on 10/05/2020, (the “Effective Date”) between Novation Solutions Inc. (O/A DealMaker) (“Company”), and the Customer listed above (“Customer”).

This Agreement includes and incorporates the above Order Form, as well as the DealMaker Terms of Service applicable to use of the Services available online at www.dealmaker.tech/terms and contains, among other things, warranty disclaimers, liability limitations and use limitations. Customer also understands and agrees to the charges and fees for any additional functionality or services requested pursuant to the Schedules to this Agreement.

There shall be no force or effect to any different terms other than as referenced herein (including the Terms and Conditions) except as entered into by Company and Customer in writing.

DEALMAKER		Name:

By:	“Rebecca Kacaba”	By:	/s/ Boris Goldstein
Name:	Rebecca Kacaba	Name:	BORIS GOLDSTEIN
Title:	CEO	Title:	Chairman

Schedule “A”

Standard Pricing

Platform Hosting and Maintenance Fees

Due on signing: $10,000†

†For Brain Scientific:

$5,000 due on signing (remaining balance only due when offering is live, payable from investment proceeds on hand)

Initial customer onboarding, including

o	Setup of subscription documents

o	Enablement and/or application to payment networks

o	Assignment of Senior Account Manager for support resources

o	Up to two (2) trainings on system for team users

Monthly Subscription Fee: $120* (payable once deal has been launched)

●	Access to Deal portal with automated tracking, signing, and reconciliation of investment transactions

●	Seats for up to 10 users (including legal, compliance, broker-dealer and transfer agent)

●	Support and periodic review with assigned Account Manager

Transaction Fees

Per Investor

●	$15 per electronic signature executed on portal

●	$15 per payment reconciled via DealMaker

Tranche Release/Funding

●	$200 per tranche closing and reconciliation

●	$50 per refund processed

●	$5 surcharge for check payments

*Historical pricing, honoured as originally quoted for Brain Scientific

Schedule “B”

Additional Services

Customer may order Additional Services as set forth below.

Account Setup and Management (Prior to Launch)

For the period beginning on the Effective Date and ending on the Offering’s date of commencement (“Commencement Date”)

●	DealMaker partner network. Customer may request introductions to DealMaker’s network of partner and vendor relationships for the purpose of sourcing additional services (call centre, transfer agent, marketing support, investment relations). All engagements with third-parties in this respect are to be made directly between the Customer and the vendor, at the Customer’s discretion.

●	DealMaker template library and forms. Customer may request access to DealMaker’s documents and resources to help organize and set up the offering. These resources may include educational packages, resources for the management of administrative and collaborative tasks, and best practices observed from other offerings and industries.

●	Customized Support and Training. Customer may request additional support and training for team members and third party service providers, up to 4 unique sessions.

Price: $500 per month (terminating as of Launch Date)

Portal Customizations

Customer may request specific customizations or functionality to augment the standard deal portal, pursuant to the following:

●	Company will deliver an itemized project plan outlining the work to be completed, expected lead time to complete, and a fair estimate of costs.

●	Customer will review the project plan and authorize the scope of work

●	Customer acknowledges that additional deposit fees may be required before work begins

●	In the event that the relationship between Customer and Company is terminated prior to the completion of customizations, Customer remains responsible for all costs authorized.

●	Customer may authorize additional customizations throughout the course of the deal at any time.

Fees: TBD

Schedule “C”

Terms of Service

Payment & Billing

During the Term, Customer will be billed for expenses incurred on a monthly basis, payable via PAD agreement enclosed herein (Schedule E).

Invoices will be released to customer for review the first Monday of each month, and payment shall be withdrawn by the following Friday thereafter.

Term & Termination

Term and Renewal. Unless otherwise specified in your Order, your subscription will automatically renew each month for the shorter of the duration of the offering period, or one year.

Early Cancellation. You may choose to cancel your subscription early at your convenience provided that, we will not provide any refunds of prepaid fees or unused Subscription Fees, and you will promptly pay all unpaid fees due through the end of the Subscription Term.

Termination for Cause. Either party may terminate this Agreement for cause, as to any or all Subscription Services: (i) upon thirty (30) days’ notice to the other party of a material breach if such breach remains uncured at the expiration of such period, or (ii) immediately, if the other party becomes the subject of a petition in bankruptcy or any other proceeding relating to insolvency, cessation of business, liquidation or assignment for the benefit of creditors, in the event of Company insolvency, all of the Customer’s assets are immediately released.

We may also terminate this Agreement for cause immediately if we determine that you are acting, or have acted, in a way that has or may negatively reflect on or impact us, our prospects, or our customers.

This Agreement may not otherwise be terminated prior to the end of the Subscription Term.

Third-Party Payment Processing

For the processing of electronic payments (including “pull” ACH, credit card, etc.), the Company may submit material(s) and or application(s) to partner third-party payment processors on behalf of the Customer. Upon approval, the Company will enable technological integration of the partner processors’ intake form/system within the subscription portal.

The Customer acknowledges that there is no guarantee Customer will be approved via third party, and approval is subject to underwriters’ and compliance approval. Use of payment processing service(s) is further contingent on acceptance of their respective fees, to be included as attached Schedule(s) to this agreement or presented to Customer upon approval (including fees for merchant processing account and ongoing maintenance, which may be applied on a per-issuer basis).

Note holdback periods may apply for electronic payment transfer methods, as enforced by processors.

Integration with Third Party Service Providers

DealMaker shall bear no responsibility or liability whatsoever in connection with any third party services provided by a vendor engaged by Customer, the decision to engage such vendors rests solely with the management of the Customer on the terms contracted between the Customer and such parties.

Schedule “D”

Fund Collection Additional Terms

Capitalized terms used, but not defined herein shall have the meanings ascribed to such terms in the Agreement, including the DealMaker Terms of Service available online at www.dealmaker.tech/terms and the Fund Collection with DealMaker Agreement available online at www.dealmaker.tech/funds.

1.	Indemnification. Customer agrees to indemnify Company and hold Company harmless from any and all losses incurred by Company acting in its capacity as Custodian of the Custody Assets, including, but not limited to, losses arising from chargebacks, clawbacks, payment reversals, fraudulent charges, insufficient credit, unauthorized charges or any other payment card or ACH problems (collectively, “Losses”).

2.	Pre-Closing Custody Asset Lock. Customer agrees that Custody Assets that are deposited in Customer’s account with a financial institution (“Account”) prior to the closing date (“Closing Date”) of the transaction involving the Custody Assets (each, a “Transaction”) shall remain in Customer’s Account and shall not be withdrawn by Customer, or a person authorized by Customer, from the Customer’s Account prior to the Closing Date.

3.	Closing Holdback. The Customer hereby acknowledges that holdback periods apply in respect of electronic payment transfer methods to cover against charge-backs and/or rescission. These holdback periods can vary in duration and amount depending on the industry and contemporaneous fluctuations. Due to COVID or other external events these amounts can be increased. After the Closing Date, Customer agrees to retain in Customer’s Account thirty (30) percent of the Custody Assets processed by methods of electronic transfer in respect of each Transaction for a period of ninety (90) days following the Closing Date (“Initial Holdback Period”), and retain twenty (20) percent of such Custody Assets in Customer’s Account for an additional ninety (90) days after the end of the Initial Holdback Period (together, the “Closing Holdback”) to mitigate the risk of any Losses. Company reserves the right, in its sole discretion, to amend the amount and duration of the Closing Holdback. Company shall notify Customer prior to amending the Closing Holdback. It is acknowledged that Holdback periods applied by credit card processors are beyond DealMaker’s control however, the parties hereby agree to work together collaboratively and in good faith in order to reduce any holdbacks required.

4.	Loss Recovery. Company shall have the right, in its sole discretion and without prior notice, to deduct funds from Customer’s Account to reimburse Company for any Losses. Customer acknowledges and agrees that recovery of Losses from Customer’s Account will not serve as any limitation on the indemnification obligations of Customer under this Agreement or any remedy or claim that Company may be entitled to pursue against Customer in respect of such Losses.

5.	Third Party Payments. Customer authorizes and directs Company to pay legal and professional fees, including, but not limited to, fees of lawyers, broker dealers, investment bankers, consultants and other service providers, incurred by Company in respect of a Transaction from the Custody Assets, including from Custody Assets deposited in Customer’s Account.

Schedule “E”

PRE-AUTHORIZED DEBIT AUTHORIZATION (“PAD Agreement”)

FOR BUSINESS PURPOSES

The undersigned hereby authorizes NOVATION SOLUTIONS INC. O/A DEALMAKER (hereinafter called the “Payee”) to debit the account of the undersigned identified on the void cheque delivered by or on behalf of the undersigned to the Payee (the “Account”) with the amount of each payment or other amount owing from time to time to the Payee under the Services Agreement between, the undersigned, as software user, and the Payee, as service provider (as such may be amended, supplemented, otherwise modified, restated or replaced from time to time), in accordance with the Services Agreement, by issuing pre-authorized debit requests (each a “PAD”) to the financial institution at which the Account is held (the “Processing Institution”) on the day an invoice is issued and delivered and/or from time to time for one-time payments. The undersigned undertakes to inform the Payee in writing of any change in the information related to the Account not less than 10 days prior to any such change.

The undersigned acknowledges that this authorization is being given for the benefit of the Payee and the benefit of the Processing Institution and is provided in consideration of the Processing Institution agreeing to process PADs against the Account in accordance with the rules of the Canadian Payments Association (the “CPA Rules”). The Processing Institution is hereby authorized and irrevocably directed to pay from and to debit against the Account any payment order or request whatsoever, payable to the order of the Payee and drawn on the said Account by a bank acting in the name of the Payee. Any payment order or request whatsoever thus drawn by the Payee’s bank shall be considered as having been signed by the undersigned.

The undersigned hereby acknowledges the payment terms of the Services Agreement and agrees that each PAD may be processed without prior written notice from the Payee of either the amount of the PAD or the date that the PAD is to be processed.

The undersigned acknowledges: (i) that this authorization to the Payee also constitutes delivery thereof by the undersigned to the Processing Institution, and (ii) that the Processing Institution is not required to verify that each PAD submitted by the Payee has been issued in accordance with this PAD Agreement (including the amount) or that the purpose of the payment for which a PAD was made has been fulfilled as a condition of honouring such PAD.

The undersigned may revoke this authorization at any time by giving a 10-day written prior notice to the Payee at the address set forth below. We acknowledge that we may obtain a sample cancellation form, or further information on our right to cancel this authorization at the Processing Institution or by visiting www.cdnpay.ca. We acknowledge that we have certain recourse rights if any debit does not comply with this PAD Agreement. For example, we have the right to receive reimbursement for any debit that is not authorized or is not consistent with this PAD Agreement. To obtain more information on our recourse rights, we acknowledge that we may contact our financial institution or visit www.cdnpay.ca.

This PAD Agreement only relates to the method of payment under the Services Agreement and neither this Agreement nor cancellation thereof affects your obligations under the Services Agreement. The Payee may assign or transfer its rights under this PAD Agreement. Each person whose signature is required on the Account must sign below.

Signed this                            day of              , 2020.

Name:

Undersigned	Processing INSTITUTION

Name:
Name:

Address:

Address:
Number:

Transit:

Account Number:

Authorized Signature(s) (as it appears on cheques)

Please attach a sample of a void cheque from the Processing Institution.

CONTACT INFORMATION OF THE PAYEE FOR NOTIFICATION OR INFORMATION:

NOVATION SOLUTIONS INC. O/A DEALMAKER

40 King Street West

Toronto, Ontario

M5H 3Y2

Tel: 1-647-478-4952

Email : funding@dealmaker.tech

Contact: Payments Group